Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 14, 2021 (except for the reverse recapitalization described in Note 1, as to which the date is November 23, 2021), with respect to the consolidated financial statements of Ginkgo Bioworks, Inc. in the Registration Statement (Form S-1) and related Preliminary Prospectus of Ginkgo Bioworks Holdings, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Boston, Massachusetts

November 23, 2021